EXHIBIT 10.7

ICAGEN, INC.

Summary of 2009 Bonus Targets

Executive Officer 2009 Bonus Targets

Executive Officer	Bonus Targets for 2009
P. Kay Wagoner, Ph.D., Chief Executive Officer and President	Up to 50% of base salary
Richard D. Katz, M.D., Executive Vice President, Finance and Corporate Development, Chief Financial Officer and Treasurer	Up to 40% of base salary
Seth V. Hetherington, Senior Vice President, Clinical and Regulatory Affairs	Up to 40% of base salary

Cash bonuses for Dr. Wagoner, Dr. Katz and Dr. Hetherington for 2009 will be based on the achievement of specified corporate performance objectives. The corporate performance objectives for 2009 are progression of research, preclinical and clinical development programs; building shareholder confidence; achievement of corporate and business development objectives; timely, effective and efficient completion of public company reporting obligations; and completing and maintaining policies and procedures for internal controls and compliance obligations. The actual amount of such cash bonuses, if any, will be determined in the discretion of the Compensation Committee, subject to the maximum bonus targets shown above. The Compensation Committee will evaluate the Company’s and each executive’s performance against the objectives listed above from time to time during 2009, and may, in its discretion, approve the payment of any bonuses in one or more installments during 2009 or in early 2010.